Sept. 26, 2000


E.Z. advanced previously $ 100,000. - to e- fusion.
Interest at 8% p.a. , to be paid monthly. To this date no interest payment has been made. Payments must be put up-to-date.

E.Z. will advance another $ 100,000. - to e-fusion. There will be no further advances.

Terms and conditions on this second advance are the same as on the initial advance. i.e. 8% to be paid monthly.

Loan is 100% guaranteed by Software Entertainment Ltd.

50% of the loan is guaranteed by Richard Arnold personally.

In case of a sale of SEL it is agreed that these loans will be paid off from such sale proceeds, so that each shareholder (E.Z. and R.A.) have equal financial investments in e-fusion.

It is agreed that all necessary documentation, i.e. promissory notes, guarantees, shareholders agreements, escrow agreement of shares etc. will be finalised after the advance of the second loan, but will be completed in an efficient manner.

It is agreed that these loans may be rearranged from E.Z. perso-nally to a corporate entity of so desired.




/s/ Richard Arnold
------------------------------
Richard Arnold



/s/ Erwin Zecha
------------------------------
Erwin Zecha

Feb. 18, 2000


E.Z. will advance $ 100,000 in increments as needed to Virtual Net Concepts ( or ?? )

Interest rate would be 8% p.a. and has to be paid monthly
($666.66 per month ).

All shares will be held in escrow, and will be assigned to the other shareholders after E.Z. loan has been paid back.

If loan is not paid in full, plus any accrued interest, after two years (from date of the FIRST advance) , E.Z. will get additional 10% of shares, to bring his holdings to 40%.

If after two years loan plus interest is not paid back in full, E.Z. at his option can purchase all outstanding shares at book value ( i.e. retained earnings plus contributed capital ), or he can sell his shares to the other shareholders for book value PLUS any loans owing to him.

At the option of the other shareholders, they may lend money to the Company under the same terms and conditions as E.Z.' s loan, which money may then be used to pay off E.Z.' s loan. In this case E.Z. will NOT have the option to buy out the other share-holders.

If book value should be negative, price for the outstanding shares will be $1.00